BOARDWALK BANCORP REPORTS

THIRD QUARTER 2006 RESULTS

Linwood, New Jersey—Boardwalk Bancorp, Inc. (NASDAQ, “BORD”), parent company of Boardwalk Bank, announced its operating results for the third quarter ended September 30, 2006. Boardwalk reported net income of $790,000 or $.22 per diluted share for the third quarter of 2006, an 8.2% improvement over the third quarter of 2005 net income of $730,000 or $.20 per diluted share. Third quarter 2006 earnings represent an increase of $20,000 or 2.6% over the second quarter of 2006 when the Bank reported net income of $770,000 or $.21 per diluted share.

Net income for the first nine months of 2006 was $2,322,000 or $0.65 per diluted share, compared to net income of $1,841,000, or $0.55 diluted per share, in the same period in 2005.

Total loans increased by $9,684,000 for the quarter end September 30, 2006 to $275,297,000, an increase of $31,060,000 or 12.7% from December 31, 2005. At quarter end, the Bank had $313,000 in non-performing assets.

At September 30, 2006, the Bank’s total assets increased to $454,961,000, an increase of $53,295,000 or 13.3% from $401,666,000 at December 31, 2005.

At September 30, 2006, the Bank’s shareholders’ equity totaled $39,394,000 or 8.66% of period end assets.

Michael D. Devlin, President and CEO of Boardwalk, stated:

“We continue to find the business environment to be a challenging one for a community bank. The inverted yield curve and intense competition for both deposits and loans have compressed our net interest margin. Earnings were under pressure throughout the quarter, offset by an adjustment for taxes which boosted net income. Management believes that the current situation will continue to stress earnings until there is some change to the yield curve.

“Loan quality remains solid. While the bursting of the housing bubble has been well publicized, Boardwalk Bank has modest exposure to residential construction lending and is not anticipating a credit problem. The gaming industry continues to be a major economic engine and Atlantic City has enjoyed robust growth. Current construction projects in the city, and the potential for an additional casino property, have fueled a very optimistic view of the local economy for the foreseeable future.

“Our expansion in South Jersey continues in the fourth quarter with a second branch in Egg Harbor Township. This additional branch is scheduled to open the first week of November.”

SELECTED BALANCE SHEET DATA

(Unaudited, in thousands)

	September 30, 2006	December 31, 2005	September 30, 2005

Investments	$148,427	$130,984	$111,098
Net Loans	272,104	241,376	226,585
Allowance for Loan Losses	3,192	2,861	2,735
Total Assets	454,961	401,666	365,037
Total Deposits	316,896	272,494	252,394
Total Borrowings	97,826	92,695	76,672
Total Capital	39,394	35,343	34,955

SELECTED INCOME STATEMENT DATA

(Unaudited, in thousands except share data)

	Quarter Ended September 30, 2006	Quarter Ended September 30, 2005	Nine months Ended September 30, 2006	Nine months Ended September 30, 2005

Interest Income	$6,805	$4,906	$19,370	$13,367
Interest Expense	3,773	2,282	10,154	5,854
Net interest income	3,032	2,624	9,216	7,513
Provision for loan losses	75	27	338	548
Pre-tax income	965	1,072	3,174	2,692
Net income	790	730	2,322	1,841
Basic earnings per share	0.24	0.24	0.73	0.64
Diluted earnings per share	0.22	0.20	0.65	0.55
Avg Basic Shares Outstanding	3,241,048	3,075,771	3,174,171	2,894,717
Avg Diluted Shares Outstanding	3,586,854	3,573,974	3,582,620	3,352,022

For further information contact Michael D. Devlin, CEO, Boardwalk Bancorp: (888) 720-2265.

This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect the Bank’s financial results can be found in the Bank’s Form 10-K for the year ended December 31, 2005, which is filed by the Bank with the FDIC.